Exhibit 99.1

Contacts:

Jeff Brown EA Communications 650-628-7922 jbrown@ea.com	Rob Sison EA Investor Relations 650-628-7787 rsison@ea.com

JAY HOAG JOINS EA’S BOARD OF DIRECTORS

REDWOOD CITY, Calif. – September 7, 2011 – Electronic Arts Inc. (NASDAQ: ERTS), a leading global interactive entertainment software company, today announced Jay Hoag has been appointed to EA’s board of directors effective September 6. With Mr. Hoag’s appointment, the size of EA’s board of directors has been increased to eleven members. Mr. Hoag has also been appointed to EA’s Executive Compensation and Leadership Committee.

Mr. Hoag is a founding general partner at Technology Crossover Ventures (TCV), a leading provider of growth capital to technology companies, with $7.7 billion in capital under management. He is a widely respected venture capitalist and technology investor who serves on the boards of directors for eHarmony, TechTarget, Zillow and Netflix.

“Jay Hoag is an extraordinarily valuable addition to EA’s Board of Directors,” said EA CEO John Riccitiello. “His early investments in Expedia, Netflix and other technology leaders demonstrate his unique insight into mass market consumer technologies. We look forward to his leadership and vision on our board of directors.”

“I have followed EA closely and have been highly impressed with the management team, as well as the company’s deep focus on product quality and making the transformation to the digital distribution of games and services,” said Jay Hoag. “I look forward to working with EA on expanding its global leadership in this market.”

Prior to founding TCV, Mr. Hoag was a managing director at Chancellor Capital Management. He received his B.A. in Economics and Political Science from Northwestern University and an M.B.A from the University of Michigan. He serves on the Board of Trustees at the Northwestern University, the Board of Trustees at the Menlo School and the Stanford Athletic Board.

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About Electronic Arts

Electronic Arts Inc. (EA), headquartered in Redwood City, California, is a leading global interactive entertainment software company. Founded in 1982, the Company develops, publishes, and distributes interactive software worldwide for video game systems, personal computers, wireless devices and the Internet. Electronic Arts markets its products under four brand names: EA SPORTS™, EA™, EA Mobile™, and POGO™. In fiscal 2010, EA posted GAAP net revenue of $3.7 billion and had 27 titles that sold more than one million units. EA’s homepage and online game site is www.ea.com. More information about EA’s products and full text of press releases can be found on the Internet at http://info.ea.com. EA, EA SPORTS, EA SPORTS Freestyle and POGO are trademarks or registered trademarks of Electronic Arts Inc. in the U.S. and/or other countries.

About TCV

Technology Crossover Ventures (TCV), founded in 1995, is a leading provider of growth capital to technology companies, providing funds to later-stage private and public companies. With $7.7 billion in capital under management, TCV has invested in over 150 technology companies leading to 49 initial public offerings and more than 40 strategic sales or mergers. Representative investments include Altiris, C|NET, eHarmony, Expedia, Facebook, Fandango, Groupon, HomeAway, Netflix, RealNetworks, Redback Networks, RiskMetrics Group, Solect Technology, TechTarget, and Zillow. TCV has 12 partners and is headquartered in Palo Alto, California with offices in New York, NY. For more information about TCV, visit www.tcv.com.